Exhibit 16.1

March 5, 2019

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read NeoGenomics, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 5, 2019. We agree with the statements included in item 4.01(a). We are not in a position to agree or disagree with the Company’s statement in item 4.01(b) that the audit committee decided to engage Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm on February 27, 2019.

/s/Crowe LLP
Indianapolis, Indiana